                                                                    Exhibit 99.1

FOR RELEASE: IMMEDIATELY

      FOR ADDITIONAL INFORMATION CONTACT: RICHARD G. JOHNSON, CHIEF FINANCIAL OFFICER OR STEVEN L. COHEN, GENERAL COUNSEL - (201) 944-6020

                   PHIBRO ANIMAL HEALTH CORPORATION ANNOUNCES
               COMMENCEMENT OF A CONSENT SOLICITATION WITH RESPECT
                TO ITS 9 7/8% SENIOR SUBORDINATED NOTES DUE 2008
                      AND RELATED PRIVATE OFFERING OF UNITS
                       CONSISTING OF SENIOR SECURED NOTES

      FORT LEE, NEW JERSEY, SEPTEMBER 24, 2003 - Phibro Animal Health Corporation (the "Company"), formerly Philipp Brothers Chemicals, Inc., announced today (i) the commencement by it of a consent solicitation with respect to its 9 7/8% Senior Subordinated Notes Due 2008 (the "Existing Notes") and (ii) the commencement of a private offering of up to $105 million of units consisting of $85 million of senior secured notes due 2007 of the Company and $20 million of senior secured notes due 2007 of Philipp Brothers Netherlands III BV, an indirect wholly-owned subsidiary of the Company (the "Dutch issuer").

CONSENT SOLICITATION

      The Company is commencing a consent solicitation with respect to the holders of the Existing Notes to amend the indenture governing the Existing Notes to permit the Company and its restricted subsidiaries to incur up to $105 million aggregate principal amount of units and underlying senior secured notes to be issued by the Company and the Dutch issuer, to permit the other transactions described in the Consent Solicitation Statement, dated September 24, 2003 (the "Statement") and to conform in certain respects a covenant of the Indenture for the Existing Notes to the Indenture for the new notes. The consent solicitation is being made in accordance with and subject to the terms and conditions stated in the Statement.

      The solicitation will expire at 5:00 p.m., New York City time, on October 1, 2003, unless extended or earlier terminated (the "Expiration Date").

PRIVATE OFFERING

      The Company is commencing an offering of approximately $105 million aggregate principal amount of units consisting of $85 million of senior secured notes due 2007 of the Company and $20 million senior secured notes due 2007 of the Dutch issuer. Such units and underlying senior secured notes will be issued in a private placement and are expected to be resold by the initial purchaser to qualified institutional buyers pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the "Securities Act"). The units and underlying senior secured notes to be offered have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This news release shall not constitute an offer to sell or a solicitation of an offer to buy such notes in any jurisdiction in which such offer or sale would be unlawful and is issued pursuant to Rule 135c under the Securities Act.

      The proceeds from the sale of the units and underlying senior secured notes will be used to:

      - fund the purchase by the Company of approximately $52 million aggregate principal amount of Existing Notes, at a price equal to 60% of the principal amount thereof, plus accrued and unpaid interest, pursuant to privately negotiated transactions;

      - repay the Company's existing domestic working capital credit facility;

      - make a payment to Pfizer Inc. of approximately $28.5 million, plus accrued interest on its existing promissory note due 2004 to satisfy
            (i) approximately $20.1 million aggregate principal amount of such promissory note; (ii) approximately $12.8 million of accounts payable; (iii) approximately $9.2 million of accrued expenses; and
            (iv) the Company's future contingent obligations under the Pfizer agreements; and

      -     pay related fees and expenses.

The Company also intends to enter into a new domestic working capital facility providing for a working capital line of $15 million plus a letter of credit facility and, substantially concurrently with the offering of its senior secured notes, to sell its subsidiary, The Prince Manufacturing Company.

      The receipt by the Company in the consent solicitation of consents from holders of a majority in aggregate principal amount of the outstanding Existing Notes (and not validly revoked) prior to the Expiration Date is a condition to the consummation of the offering of the units and underlying senior secured notes.

      Requests for copies of the Statement and related documents, and assistance relating to the procedures for delivering consents may be obtained by contacting Richard G. Johnson, Chief Financial Officer, at (201) 944-6020. Requests for assistance relating to the terms and conditions of the consent solicitation may be directed to JPMorgan Chase Bank, the Tabulation Agent, at the addresses set forth in the Statement.

COMPANY DESCRIPTION

      The Company is a leading diversified global manufacturer and marketer of a broad range of animal health and nutrition products, specifically medicated feed additives ("MFAs") and nutritional feed additives, which the Company sells throughout the world predominantly to the poultry, swine and cattle markets. MFAs are used preventively and therapeutically in animal feed to produce healthy livestock. The Company is also a specialty chemicals manufacturer and marketer, serving numerous markets.

FORWARD-LOOKING STATEMENTS

      This news release contains statements that, to the extent that they are not recitations of historical fact, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995,
Section 21E of the Securities Exchange Act of 1934. Such forward-looking information involves risks and uncertainties that could cause actual results to differ materially from those expressed in any such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's substantial leverage and potential inability to service its debt; the Company's dependence on distributions from its subsidiaries; risks associated with the Company's international operations and significant foreign assets; the Company's dependence on its Israeli operations; competition in each of the Company's markets; potential environmental liability; potential legislation affecting the use of medicated feed additives; extensive regulation by numerous government authorities in the United States and other countries; the Company's reliance on the continued operation and sufficiency of our manufacturing facilities; the Company's reliance upon unpatented trade secrets; the risks of legal proceedings and general litigation expenses; potential operating hazards and uninsured risks; the risk of work stoppages; the Company's dependence on key personnel; and other factors discussed in the Company's filings with the U.S. Securities and Exchange Commission.


                                       3